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PRESS RELEASE
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Monarch  Bancorp                       California Commercial Bankshares
30000 Town Center Drive                4100 Newport Place
Laguna Niguel, CA 92677                Newport Beach, CA 92660
Contact:  Hugh S. Smith, Jr.           Contact:  Mark H. Stuenkel
          Chairman and                           President - National Bank
          Chief Executive Officer                of Southern California
Phone:    310/477-2401                 Phone:    714/863-2325
Fax:      310/477-8611                 Fax:      714/863-2336


FOR IMMEDIATE RELEASE

Monarch Bancorp and California Commercial Bankshares announce plan to merge.


December 19, 1996


Hugh S. Smith, Jr., Chairman of the Board of Monarch Bancorp, Laguna Niguel, and William H. Jacoby, President and Chief Executive Officer of California Commercial Bankshares, Holding Company for National Bank of Southern California, Newport Beach, jointly announced today that they have signed a definitive agreement, subject to regulatory and shareholder approval, whereby Monarch Bancorp and California Commercial Bankshares will merge.

Upon completion of the merger Monarch Bancorp, as the surviving corporation, will own Western Bank in Los Angeles, National Bank of Southern California in Newport Beach and Monarch Bank in Laguna Niguel. The assets of the combined companies were $840 million at September 30, 1996. As a result of the merger, Monarch Bancorp would be the largest community banking company headquartered in Orange County.

Under the terms of the merger, each shareholder of California Commercial Bankshares will receive shares in Monarch Bancorp having a year-end adjusted book value equal to 1.6 times the year-end adjusted book value of California Commercial Bankshares. The adjustments to book value will include certain expenses related to the merger. Based upon these estimates and the existing capital structures of the two companies, each shareholder of California Commercial Bankshares would receive approximately eight shares of Monarch Bancorp for each share held of California Commercial Bankshares.

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Mark H. Stuenkel, President of National Bank of Southern California, commented,
"The joining of forces of these organizations is an important step for community banking in Southern California. While each bank will continue to operate under its own name, the combining of deposits and profits for the holding company will be substantial. Further, we are pleased that the combination of our organizations will allow each of the Banks to expand its product lines while simultaneously broadening loan opportunities through southern California."

Upon completion of the merger Hugh Smith will continue as Chairman and Chief Executive Officer of Monarch Bancorp and William Jacoby will remain Chairman of the Board of National Bank of Southern California and will become a director of Monarch Bancorp. Joseph Digange will continue as Chairman of the Board of Western Bank and Matthew Wagner will continue as President and Chief Executive Officer of Western Bank. Lynn Caswell will retain his role as Vice Chairman of Monarch Bancorp. Mark Stuenkel will continue as President of National Bank of Southern California and will become a director of Monarch Bancorp. Robert McKay, Chairman of California Commercial Bankshares, will also become a director of Monarch Bancorp.

Mr. Smith commented that "the merger of our organizations creates an opportunity for our shareholders to participate in the continued recovery of the California economy. Further, this transaction, along with Monarch's recently closed acquisition of Western Bank, continues to enhance our franchise value."

Monarch announced its intention to list its common stock on the NASDAQ National
Market System.   With approximately 1,200 shareholders in the combined
organizations, both companies expect a more active market to develop for Monarch's common stock.

It is anticipated that the merger will be consummated by the end of the second quarter of 1997 upon obtaining shareholder and regulatory approval.